Exhibit 10.1

AMENDMENT NO. 1

TO

NATURE’S SUNSHINE PRODUCTS, INC.

2009 STOCK INCENTIVE PLAN

The Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan (the “Plan”), is hereby amended, effective as of July 30, 2010 subject to approval of the stockholders at the Nature’s Sunshine Products, Inc. annual meeting, as follows:

1.                                       Section 4(a) of the Plan is hereby amended and restated as follows:

“Shares Available.  Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be One Million Five Hundred Thousand (1,500,000).  Shares to be issued under the Plan may be authorized but unissued Shares, treasury shares or Shares acquired in the open market or otherwise.  Notwithstanding the foregoing, (i) the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed One Million Five Hundred Thousand (1,500,000), subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision and (ii) the number of Shares available for granting Restricted Stock and Restricted Stock Units shall not exceed Seven Hundred and Fifty Thousand (750,000), subject to adjustment as provided in Section 4(c) of the Plan.  If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan.  If Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan.  Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall not be available for granting Awards under the Plan.”

2.                                       Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.